EXHIBIT 10(j)

MANAGEMENT STOCK OPTION AGREEMENT

PURSUANT TO THE

STRATUS TECHNOLOGIES, INC. STOCK INCENTIVE PLAN

THIS STOCK OPTION AGREEMENT (this “Agreement”) is made as of «Option_Date» (the “Grant Date”), between Stratus Technologies Inc., a Delaware corporation (the “Company”), Stratus Technologies Group, S.A., a company organized under the laws of Luxembourg, and «FName» «LName» (the “Optionee”).

R E C I T A L S

A. The Company has adopted the Stratus Technologies, Inc. Stock Incentive Plan (the “Plan”), a copy of which has been delivered to Optionee.

B. The Plan and the form of this Agreement have been approved by the Company’s indirect stockholder, Stratus Technologies Group, S.A., a company organized under the laws of Luxembourg.

C. Whereas the Plan provides for the grant, at the discretion of the Committee (as defined in the Plan), of options to acquire a proprietary interest in Stratus Holdings (as defined below) as a means of attracting, retaining and motivating directors, officers, employees and consultants of the Company and its direct and indirect subsidiaries and affiliates.

D. The Company desires to grant the Optionee the opportunity to acquire a proprietary interest in Stratus Holdings in order to encourage the Optionee’s contribution to the success and progress of Stratus Group (as defined below).

E. The Optionee has entered into a confidentiality agreement with the Company.

F. In accordance with the Plan, the Committee has as of the Grant Date authorized the grant to the Optionee of a non-qualified stock option to purchase the number of ordinary shares, $1.50 par value, of Stratus Holdings (the “Shares”) set forth in Section 2 hereof, subject to the terms and conditions of the Plan and this Agreement.

AGREEMENTS

1. Definitions. Capitalized terms used herein shall have the following meanings:

“Act” has the meaning set forth in Section 10(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person will be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

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“Agreement” means this Stock Option Agreement.

“Annual Valuation” has the meaning set forth in Section 9(c).

“Approved Sale” means a transaction or a series of related transactions which results in a bona fide, unaffiliated change of economic beneficial ownership of the Stratus Group or its business of greater than 50%, whether pursuant to the sale of the stock of Stratus Holdings, the sale of the assets of Stratus Group (if combined with a distribution of net proceeds to stockholders), or a merger or consolidation (other than a sale of stock by an Investcorp Investor to another Investcorp Investor or in connection with a Consolidation Transaction).

“Board” means the Board of Directors of the Company.

“Cause,” when used in connection with a termination of employment of the Optionee, means (a) conviction of the Optionee for a felony, or the entry by the Optionee of a plea of guilty or nolo contendere to a felony, (b) the commission of an act of fraud involving dishonesty for personal gain which is injurious to Stratus Holdings, the Company or a Subsidiary, (c) the willful and continued refusal by the Optionee to substantially perform his duties with the Company or a Subsidiary (other than any such refusal resulting from his incapacity due to mental illness or physical illness or injury), after a demand for substantial performance is delivered to the Optionee by the Company’s or Subsidiary’s Board or by the Optionee’s supervisor, where such demand identifies the manner in which the Company’s or Subsidiary’s Board such Board or supervisor believes that the Optionee has refused to substantially perform his duties and the passage of a reasonable period of time as specified by such Board or supervisor for the Optionee to comply with such demand or (d) the willful engaging by the Optionee in gross misconduct injurious to Stratus Holdings, the Company or a Subsidiary.

“Company” has the meaning set forth in the Preamble.

“Committee” has the meaning set forth in the Plan.

“Consolidation Transaction” means a transaction or series of related transactions (including mergers, reorganizations, liquidations, share exchanges and/or consolidations involving Stratus Holdings and one or more of its direct and indirect wholly owned subsidiaries) effected to implement a reorganization of Stratus Holdings (and one or more of such subsidiaries) (or similar transactions) that does not result in a material change in beneficial ownership of the voting securities of Stratus Holdings or its successor.

“Disability” means the failure by the Optionee to render full-time employment services to the Company or a Subsidiary for a continuous six (6) month period on account of physical or mental disability.

“Endorsed Certificate” has the meaning set forth in Section 9(a).

“Exercise Price” has the meaning set forth in Section 2.

“Fair Market Value” means the value of a Share calculated pursuant to Section 9(c).

“Fiscal Year” means the fiscal year of Stratus Group.

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“Good Reason” has the meaning set forth in the employment agreement between the Company or a Subsidiary and the Optionee, or if there is no such employment agreement, means, unless the Optionee shall have consented in writing thereto, any of the following:

(a) the assignment to the Optionee of duties, or the assignment of the Optionee to a position, constituting a material diminution in the Optionee’s role, responsibilities or authority compared with his role, responsibilities or authority on the Closing Date;

(b) a reduction by the Company in the Optionee’s total compensation in effect on the Closing Date as the same may be increased from time to time (subject to attainment of goods, Board discretion and other conditions of the applicable bonus program) from the levels in effect on the Closing Date as the same may be increased from time to time;

(c) a demand by the Company to the Optionee to relocate to any place that exceeds a fifty (50) mile radius beyond the location at which the Optionee performed his duties on the Closing Date; or

(d) any material breach of this Agreement on the part of the Company.

“Grant Date” has the meaning set forth in the Preamble.

“Group Board” has the meaning set forth in Section 9(c).

“Initial Public Offering” means the sale of any of the Shares pursuant to a registration statement that has been declared effective under the Act, if as a result of such sale (i) Stratus Holdings becomes a reporting company under Section 12(b) or 12(g) of the Exchange Act, and (ii) such stock is traded on the New York Stock Exchange or the American Stock Exchange, or is quoted on the Nasdaq National Market System or is traded or quoted on any other national stock exchange or national securities system.

“Investcorp Investors” at any date of determination, means all of the following who are then holders of Shares: Investcorp Bank E.C. and its Affiliates and any other investor with whom Investcorp Bank E.C. or any Affiliate thereof has an administrative relationship.

“Option” has the meaning set forth in Section 2.

“Optionee” has the meaning set forth in the Preamble.

“Option Shares” has the meaning set forth in Section 2.

“Person” means an individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization or a government or any department or agency thereof.

“Plan” has the meaning set forth in Recital A.

“Repurchase Date” has the meaning set forth in Section 9(a).

“Repurchase Period” has the meaning set forth in Section 9(a).

“Repurchase Right” has the meaning set forth in Section 9(a).

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“Shares” has the meaning set forth in Recital F.

“Stratus Group” means Stratus Holdings together with its direct and indirect Subsidiaries.

“Stratus Holdings” means Stratus Technologies Group, S.A., or a successor thereto, including without limitation a successor in a Consolidation Transaction.

“Subsidiary” means any corporation, partnership or other entity as to which Stratus Holdings, whether directly or indirectly, has more than 50% of the (i) voting rights or (ii) rights to capital or profits.

“Termination Date” means the date on which the Optionee ceases to be employed by the Stratus Group for any reason, as determined by the Committee.

2. Grant of Option. The Company grants to the Optionee the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, «Shares_» Shares (the “Option Shares”), at the purchase price of $«Price_» per Share (the “Exercise Price”).

3. Vesting

(a) Ordinary Vesting. Except as provided in Section 3(b), Option Shares shall vest at the rate of twenty-five percent (25%) per annum each of the first four anniversary dates of the Grant Date provided that the Optionee remains continuously employed by the Stratus Group through each applicable anniversary date.

(b) Death. Upon the death of the Optionee, thirty percent (30%) of the unvested portion of the Option held by Optionee at the time of Optionee’s death shall become vested.

4. Expiration.

(a) Subject to Sections 4(b) and 6, any vested but unexercised portion of the Option shall expire upon the tenth (10th) anniversary of the Grant Date or such earlier date as set forth below:

(i) if the Optionee resigns from the Company or a Subsidiary, as applicable, for any reason, (and the Optionee is not employed by any other company in the Stratus Group) the vested portion of the Option shall expire thirty (30) days following the Termination Date;

(ii) if the Optionee is terminated for Cause from employment by the Company or a Subsidiary, as applicable, (and the Optionee is not employed by any other company in the Stratus Group) the vested portion of the Option shall expire on the Termination Date;

(iii) if the Optionee resigns with Good Reason or is terminated as an employee of the Company or a Subsidiary, as applicable, without Cause, (and the Optionee is not employed by any other company in the Stratus Group) the vested portion of the Option shall expire one hundered and eighty (180) days following the Termination Date; and

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(iv) if the Optionee dies or is terminated due to Disability, the vested portion of any Option shall expire one (1) year following the Optionee’s death or the Termination Date, as the case may be.

(b) The unvested portion of the Option shall expire on the earlier to occur of (i) the Termination Date or (ii) except to the extent provided in Section 6 hereof, an Approved Sale.

5. Nontransferability. The Option shall not be transferable by the Optionee except to (a) his or her spouse, child, estate, personal representative, heir or beneficiary, (b) a trust for the benefit of the Optionee or his or her spouse, child or heir, (c) a partnership, the partners of which consist solely of the Optionee and/or his or her spouse, child, heir and/or successor or (d) by will or the laws of descent and distribution (in which case this Agreement shall be binding upon and enforceable against such descendant or beneficiary) (each a “permitted transferee”) and the Option is exercisable, during the Optionee’s lifetime, only by him or her or his or her spouse or child, or, in the event of Optionee’s Disability, his or her guardian or legal representative. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as set forth in the previous sentence), pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Any assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any attachment or similar process upon the Option that would otherwise effect a change in the ownership of the Option, shall terminate the Option; provided, however, that in the case of the involuntary levy or any attachment or similar involuntary process upon the Option, the Optionee shall have thirty (30) days after notice thereof to cure such levy or process before the Option terminates. This Agreement shall be binding on and enforceable against any person who is a permitted transferee of the Option pursuant to the first sentence of this Section. The Optionee may deliver to the Company an executed beneficiary designation form (which beneficiary may be changed by subsequently delivering another executed beneficiary form); provided, however, that if the Optionee fails to deliver an executed beneficiary form, the beneficiary listed in the Optionee’s life insurance policy with his or her employer shall be his or her beneficiary under this Agreement. A designation of beneficiary form is attached as Exhibit B hereto.

6. Effect of Approved Sale. In the event of an Approved Sale, unless otherwise provided in the agreement or plan of merger effecting such Approved Sale, the Option shall terminate upon such Approved Sale, provided that, to the extent the Option will be vested in the Approved Sale pursuant to Section 3 hereof, the Optionee shall be given at least thirty(30) days’ prior notice of the Approved Sale and shall be entitled to exercise such vested portion of the Option at any time during such thirty (30) day period up to and until the close of business on the day immediately preceding the date of consummation of such Approved Sale and, upon exercise of the Option, the Option Shares shall be treated in the same manner as the Shares of any other holder of Shares.

7. Exercise of the Option. Subject to Section 10 hereof, prior to the expiration thereof, the Optionee may exercise the vested portion of the Option from time to time in whole or in part. Upon electing to exercise the Option, the Optionee shall deliver to the Chief Financial Officer of the Company (or his or her designee) a written and signed notice of such election setting forth the number of Option Shares the Optionee has elected to purchase, together with cash or a cashier’s or certified bank check (fees prepaid) paid to the order of Stratus Holdings (or as otherwise instructed by the Committee) for the full Exercise Price of such Option Shares and any amount required pursuant to Section 17 hereof. Alternatively, and at the Company’s sole discretion, the Exercise

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Price may be paid in whole or in part by the delivery of Shares owned by the Optionee (if permitted under applicable law), provided that Optionee has owned such Shares for at least six (6) months. The value any any such Shares delivered as payment of the Exercise Price shall be such Shares’ Fair Market Value as determined by the Committee. The Committee may, in its discretion, permit payment of the Exercise Price in such other form or in such manner as may be permissible under the Plan and under any applicable law.

8. Restrictions on Transfers of Shares Issuable Upon Exercise.

(a) Subject to Section 9 hereof, prior to 180 days following an Initial Public Offering, the Option Shares shall not be transferable or transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) except that the Option Shares may be transferred as set forth in Section 6 of this Agreement. This Agreement shall be binding on and enforceable against any transferee of the Option Shares. The stock certificates issued to evidence Option Shares upon exercise of the Option hereunder shall bear a legend referring to this Agreement and the restrictions contained herein.

(b) If requested in writing by the underwriters for an underwritten public offering of common stock of Stratus Holdings, the Optionee shall agree not to sell or transfer any Option Shares (other than Option Shares being registered in such offering), without the consent of such underwriters, for a period of at least (a) 180 days following the effective date of the registration statement relating to the Initial Public Offering, and (b) 90 days following the effective date of the registration statement relating to any other underwritten public offering.

9. Repurchase of Option Shares.

(a) Subject to Section 9(b), in the event that the Optionee ceases to be employed by the Stratus Group prior to an Initial Public Offering or an Approved Sale, the Company, during the sixty (60) day period following the Optionee’s Termination Date (the “Repurchase Period”), shall have a one-time right to purchase all, but not less than all, of the Option Shares which have been beneficially owned by the Optionee for a period of at least six (6) months (the “Repurchase Right”). This Repurchase Right shall be freely assignable by the Company to an Affiliate of the Company or to Investcorp Bank E.C. and its Affiliates or any other entity with whom Investcorp E.C. or any Affiliate thereof has an administrative relationship. The purchase price for each Option Share shall equal Fair Market Value, or, if the Optionee is terminated for Cause, the lower of Fair Market Value and the Exercise Price. If the Company elects to purchase the Option Shares, it shall notify the Optionee at or before the end of the Repurchase Period of such election and the purchase price shall be paid in cash at a time set by the Company (the “Repurchase Date”) within thirty (30) days after the end of the Repurchase Period, provided that the Optionee has presented to the Company a stock certificate evidencing the Option Shares duly endorsed for transfer (the “Endorsed Certificate”). If the Optionee fails to deliver the Endorsed Certificate, the Option Shares represented thereby shall be deemed to have been purchased upon (i) the payment by the Company of the purchase price to the Optionee or his or her beneficiary or descendant or (ii) notice to the Optionee or such beneficiary or descendant that the Company is holding the purchase price for the account of the Optionee or such beneficiary or descendant, and upon such payment or notice the Optionee and such beneficiary or descendant will have no further rights in or to such Option Shares. If the Company does not purchase the Option Shares, the restrictions on transfer thereof contained in Sections 5 and 8 of this Agreement shall terminate and be of no further force and effect.

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(b) In the event that, on the Termination Date, Option Shares have not been beneficially owned by the Optionee for a period of at least six (6) months, the sixty (60) day Repurchase Period described in Section 9(a) for such Option Shares shall commence on the day immediately following the six (6) month anniversary of the Optionee’s acquisition of such Option Shares. In the event that, following the Termination Date, the Optionee exercises an outstanding vested Option pursuant to this Agreement, the sixty (60) day Repurchase Period described in Section 10(a) for such Option Shares shall commence on the day immediately following the six (6) month anniversary of the Optionee’s acquisition of such Option Shares.

(c) The Fair Market Value of Option Shares to be purchased by the Company pursuant to Section 9 shall be determined in good faith by the Board of Directors of Stratus Holdings (or a committee thereof appointed by such Board) (the “Group Board”). The Group Board shall make its determination of Fair Market Value annually (the “Annual Valuation”) within thirty (30) days following the completion of the Stratus Group’s audited financial statements for the year then completed and such determination shall remain in effect until the Group Board makes the next Annual Valuation. Notwithstanding the foregoing, if the Group Board or an investment banker or appraiser appointed by the Stratus Holdings makes a determination of Fair Market Value subsequent to an Annual Valuation, such subsequent determination shall supersede the Annual Valuation then in effect and shall establish the Fair Market Value until the next Annual Valuation. The Fair Market Value shall be based on an assumed sale of 100% of the outstanding capital stock of Stratus Holdings (without reduction for minority interest or lack of liquidity of the Option Shares or similar discount). If such determination of the Fair Market Value is challenged by the Optionee, a mutually acceptable investment banker or appraiser shall establish the Fair Market Value as of the date of valuation referenced in the Annual Valuation or a subsequent determination. The investment banker’s or appraiser’s determination shall be conclusive and binding on Stratus Holdings and the Optionee. Upon request by the Optionee Stratus Holdings shall make available to the Optionee a description of the methodology employed by the investment banker or appraiser in making the determination of Fair Market Value, which description shall include, to the extent relevant, a listing of companies used in comparing market and transaction valuations, the range of multiples applied, and the terminal valuation, discount factor and multiples used in any discounted cash flow analysis. Stratus Holdings shall bear all costs incurred in connection with the services of such investment banker or appraiser unless (i) the Fair Market Value established by such investment banker or appraiser is less than or equal to 120% but more than 110% of the determination challenged by the Optionee, in which case the Optionee shall promptly pay or reimburse Stratus Holdings fifty percent (50%) for such costs, or (ii) the Fair Market Value established by such investment banker or appraiser is equal to or less than 110% of the determination challenged by the Optionee, in which case the Optionee shall promptly pay or reimburse Stratus Holdings for one hundred percent (100%) of such costs. If the Optionee and Stratus Holdings cannot agree upon an investment banker or appraiser, they shall each choose an investment banker or appraiser and the two shall choose a third investment banker or appraiser who shall establish the Fair Market Value.

(d) The Optionee shall not be considered to have ceased to be employed by the Company or a Subsidiary for purposes of this Agreement if he or she continues to be employed by any entity in the Stratus Group.

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10. Compliance with Legal Requirements.

(a) No Option Shares shall be issued or transferred pursuant to this Agreement unless and until all legal requirements applicable to such issuance or transfer have, in the opinion of counsel to Stratus Holdings and the Company, been satisfied. Such requirements may include, but are not limited to, registering or qualifying such Shares under any state or federal law, satisfying any applicable law relating to the transfer of unregistered securities or demonstrating the availability of an exemption from applicable laws, placing a legend on the Shares to the effect that they were issued in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the “Act”), and may not be transferred other than in reliance upon Rule 144 or Rule 701 promulgated under the Act, if available, or upon another exemption from the Act, or obtaining the consent or approval of any governmental regulatory body.

(b) The Optionee understands that the Company and Stratus Holdings intend for the offering and sale of Option Shares to be effected in reliance upon Rule 701 or another available exemption from registration under the Act and intends to file a Form 701 as appropriate, and that neither the Company nor Stratus Holdings is under any obligation to register for resale the Option Shares issued upon exercise of the Option. In connection with any such issuance or any proposed transfer of Option Shares, the person acquiring the Option Shares shall, if requested by the Company or Stratus Holdings, provide information and assurances satisfactory to counsel to the Company and Stratus Holdings with respect to such matters as the Company and Stratus Holdings reasonably may deem desirable to assure compliance with all applicable legal requirements.

11. Subject to Drag-Along and Tag-Along Rights. All Option Shares shall be subject to the provisions set forth on Exhibit A attached hereto and hereby incorporated by reference herein.

12. No Interest in Shares Subject to Option. Neither the Optionee (individually or as a member of a group) nor any beneficiary, descendant or other person claiming under or through the Optionee shall have any right, title, interest, or privilege in or to any shares of stock allocated or reserved for the purpose of the Plan or subject to this Agreement except as to such Option Shares, if any, as shall have been issued to such person upon exercise of an Option or any part thereof.

13. Plan Controls. The Option hereby granted is subject to, and the Company and the Optionee agree to be bound by, all of the terms and conditions of the Plan as the same may be amended from time to time in accordance with the terms thereof, but no such amendment shall be effective as to the Option (except to the extent necessary for the Option to comply with applicable tax or securities laws) without the Optionee’s consent insofar as it may adversely affect the Optionee’s rights under this Agreement.

14. Not an Employment Contract. Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary or shall affect the right of the Company or any Subsidiary to terminate the employment of the Optionee with or without Cause.

15. Not an Entitlement. Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto shall confer upon the Optionee any future right or entitlement to additional grants under this Plan or any other Plans the Stratus Group might adopt in the future.

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16. Governing Law. All terms of and rights under this Agreement shall be governed by and construed in accordance with the internal laws of New York, without giving effect to principles of conflicts of law.

17. Taxes. The Committee may, in its discretion, make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to the issuance or exercise of the Option including, but not limited to, deducting the amount of any such withholding taxes from any other amount then or thereafter payable to the Optionee, requiring the Optionee to pay to the Company the amount required to be withheld or to execute such documents as the Committee deems necessary or desirable to enable it to satisfy its withholding obligations, or any other means provided in the Plan; provided further and at the sole discretion of the Company, that the Optionee may satisfy certain of the aforesaid withholding tax obligations by delivering to the Company a number of previously owned Shares (if permitted under applicable law), which Shares have been owned by the Optionee for at least six (6) months with an aggregate Fair Market Value equal to the minimum statutory amount of the federal, state, local and other taxes required to be withheld.

18. Notices. All notices, requests, demands and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telexed or telecopied to, or, if mailed, when received by, the other party at the following addresses (or at such other address as shall be given in writing by either party to the other):

If to the Company to:

Stratus Technologies, Inc.

111 Powdermill Road

Maynard, Massachusetts 01754

Attention: Chief Financial Officer

If to the Optionee, to the address currently on file in the Company’s records.

19. Amendments and Waivers. This Agreement may be amended, and any provision hereof may be waived, only by a written statement signed by the party to be charged.

20. Entire Agreement. This Agreement, together with the Plan, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral discussions, agreements and understandings of any kind or nature.

21. Separability. In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

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22. Headings. The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

23. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

24. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement.

25. Remedies. In the event of a breach by any party to this Agreement of its obligations under this Agreement, any party injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived.

26. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date.

STRATUS TECHNOLOGIES, INC.:

Robert C. Laufer, Chief Financial Officer

OPTIONEE:

«FName» «LName»
Employee ID# «ID»

Acknowledged and Agreed to by
STRATUS TECHNOLOGIES GROUP, S.A.

By:

Authorized Representative

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